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                                                                    Exhibit 99.7

                                                                          [Date]


                           NOTICE OF WITHDRAWAL RIGHT



RE:           [Policy Number]
     ------------------------------------------
              [Name]
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     Premium Mode:
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     Modal Planned Premium:$
                            -------------------


This notice is sent to you in accordance with the laws administered by the United States Securities and Exchange Commission ("SEC"). Please read it carefully and retain it with your important records.

You have recently purchased a flexible survivorship premium variable life insurance policy from The Manufacturers Life Insurance Company of America under which benefits may depend on the experience of the sub-accounts of Manufacturers Life of America's Separate Account Three (the "Separate Account"). You have, pursuant to requirements of the SEC and your policy, the right to examine and return your policy for cancellation, and receive a full refund of all premiums paid, at any time within 10 days from delivery of the policy or 45 days from the date of execution of the application, whichever is later, but in any event you have until 10 days from the date of delivery or mailing (as determined by its postmark) of this notice to return the policy for cancellation.

In determining whether or not to exercise your right, you should consider, among other things, the projected cost of your policy including your ability to make additional payments, if required. You have already been furnished a prospectus which describes the deductions from premiums before amounts are allocated to the applicable Separate Account. These are:

     For applicable state and local taxes, 2.35% of each premium payment.

     For applicable federal taxes, 1.25% of each premium payment.

     For sales charges, 5.5% of each premium payment in each Policy Year, up to a maximum of the then current Target Premium for the first ten Policy Years following the Policy Date or following an increase in face amount.

The prospectus also describes other charges which are taken from the Policy Value, including the charges assessed upon surrenders and decreases in face amount.

Should you decide to exercise this right of cancellation, complete the enclosed form and return your policy in accordance with the enclosed instructions, postmarked on or before the latest date permitted for cancellation as described above.




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                                  INSTRUCTIONS

                              Please Read Carefully

To the Policyowner:

If, after reading the enclosed notice, you elect to return your policy for cancellation you must:

1.      Sign and date the bottom of this form.

2.      Mail the form together with your policy (if received by you) to

        The Manufacturers Life Insurance Company of America
        P.O. Box 633
        Niagara Square Station
        Buffalo, New York,  14202-0633.

3. The postmark on the envelope must be on or before the latest date permitted for cancellation as described in the attached letter.

4. Please check the box at the bottom if you have not yet received your policy when mailing this form.



To:    The Manufacturers Life Insurance Company of America

Pursuant to the terms of the notice previously furnished by The Manufacturers Life Insurance Company of America, the policy numbered below is being returned for cancellation and a full refund of the premium paid for the policy is hereby requested. The undersigned policyowner(s) hereby release(s) The Manufacturers Life Insurance Company of America from any and all claims arising out of or in connection with the sale or issuance of this policy and I (we) have hereby acknowledge that The Manufacturers Life Insurance Company of America's sole liability with respect to the policy is the refund of the premiums paid for the policy.



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Date                                    Signature of Policyowner(s)


                                        ----------------------------------------
                                        Policy number


[ ] The policy has not yet been received and should it be received will be returned to The Manufacturers Life Insurance Company of America.